Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-172899 of Duke Energy Corporation on Form S-8 of our report dated June 21, 2012, relating to the Statement of Net Assets Available for Benefits of Savings Plan for Employees of Florida Progress Corporation, appearing in this Annual Report on Form 11-K of Savings Plan for Employees of Florida Progress Corporation as of December 31, 2012.

/s/ Deloitte & Touche LLP
Raleigh, North Carolina
June 21, 2013